BLUEBAY INTRA-GROUP SUB-ADVISORY AGREEMENT

This AGREEMENT made effective the 27th day of April 2015, between BlueBay Asset Management LLP, a limited liability partnership incorporated in England and Wales (“Sub-Adviser”), and BlueBay Asset Management USA LLC, a Delaware limited company (“BBUSA”).

WHEREAS, the Sub-Adviser has entered into a Sub-Advisory Agreement with Jackson National Asset Management, LLC (the “Sub-Advisory Agreement”), effective on or about the date hereof, pursuant to which Sub-Adviser has been retained to furnish certain investment advisory services to JNL Series Trust (the “Trust”) and the fund or funds listed on Schedule A of the Sub-Advisory Agreement (each, a “Fund”). Unless otherwise defined in this Agreement, defined terms used herein shall have the same meaning as in the Sub-Advisory Agreement;

WHEREAS, each of Sub-Adviser and BBUSA are registered with the SEC as an investment adviser under the Advisers Act;

WHEREAS, each of Sub-Adviser and BBUSA are members of the BlueBay Asset Management group of companies, and each are wholly owned subsidiaries of the Royal Bank of Canada;

WHEREAS, the Sub-Advisory Agreement envisages Sub-Adviser may retain the services of one of more affiliate entities to assist Sub-Adviser in discharging its obligations under the Sub-Advisory Agreement.  To such effect Sub-Adviser wishes to appoint BBUSA to perform certain portfolio management services in respect of the Fund on a delegated basis and BBUSA is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Sub-Adviser and BBUSA as follows:

1.           Appointment.

  (a)           In accordance with and subject to the Sub-Advisory Agreement, Sub-Adviser hereby appoints BBUSA to act as sub-sub-adviser in respect of the Fund and to provide certain portfolio management services in respect of the Fund on the terms set forth in this Agreement, in respect of specific assets in respect of which the Sub-Adviser considers BBUSA to be experienced and for which the Sub-Adviser wishes to avail itself of BBUSA’s know-how in connection with its own advisory services to the Fund.  BBUSA accepts such appointment and agrees to furnish the services set forth herein. In no event is BBUSA granted power or authority exceeding that granted Sub-Adviser under the Sub-Advisory Agreement, and all authority granted BBUSA herein is limited by the terms of the Sub-Advisory Agreement.

  (b)           In the event Sub-Adviser is retained to provide additional investment advisory services to one or more funds of the Trust other than the Fund, Sub-Adviser and BBUSA may agree in writing if BBUSA is to be retained to perform further portfolio management services in respect of such.

  (c)           BBUSA represents and warrants that is a duly registered investment adviser under the Advisers Act and will notify the Sub-Adviser immediately if any action is brought by any regulatory body which a reasonable person in the financial industry would expect to affect that registration.

  (d)           BBUSA represents and warrants that it has received a copy of the Sub-Advisory Agreement and agrees to perform its functions hereunder in such manner so that Sub-Adviser is not in breach of its applicable obligations to the Trust and Adviser pursuant to the Sub-Advisory Agreement.

2.           BBUSA Duties.  Subject to supervision of the Sub-Adviser, and in co-operation with the Sub-Adviser, BBUSA will assist the Sub-Adviser in rendering investment advisory services to the Fund, as further set out in clause 2 of the Sub-Advisory Agreement.  In particular such services may, to be extent permitted by the Sub-Advisory Agreement, include assisting Sub-Adviser in performing or performing itself such powers and obligations of Sub-Adviser pursuant to the  terms of the Sub-Advisory Agreement, including investment research and analysis, programs of evaluation, investment, purchases and/or sales, and reinvestment of a Fund’s assets by determining the securities, cash and other investments, including, but not limited to, futures, options contracts, swaps and other derivative instruments, if any and to the extent as determined by BBUSA and as permitted  in a Fund’s Prospectus and SAI, that shall be purchased, entered into, retained, sold, closed, or exchanged for the Fund, when these transactions should be executed, and what portion of the assets of a Fund should be held in the various securities and other investments in which it may invest, and BBUSA is hereby authorized to execute and perform such services on behalf of the Sub-Adviser.  To the extent permitted by the written investment policies of a Fund as reflected in the Fund’s then-current Prospectus and SAI, BBUSA may make decisions for a Fund as to foreign currency matters and make determinations as to the retention or disposition of foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies and shall execute and perform the same on behalf of the Fund.

In performing these duties and acting as sub-sub-adviser, BBUSA:

  (a)           will comply in every material respect with (1) the applicable provisions of the Investment Company Act, the Advisers Act and all applicable rules and regulations and regulatory guidance thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the SEC applicable to the Trust, to the Adviser (as provided to the Sub-Adviser by the Adviser), or to the Sub-Adviser or BBUSA) including performing its obligations under this Agreement as a fiduciary to each Fund and it shareholders; (2) applicable rules and regulations under the Exchange Act, and regulatory guidance, releases and interpretations related thereto; (3) any applicable written procedures, policies and guidelines adopted by the Board and furnished to the Sub-Adviser; (4) the Fund’s Prospectus and SAI as supplemented or amended from time to time, as furnished to the Sub-Adviser; (5) the provisions of the Trust’s Registration  Statement filed on From N-1A under the “1933 Act”, and the Investment Company Act, as supplemented or amended from time to time and furnished to the Sub-Adviser (the “Registration Statement”); (6) Section 851(b)(2) and (3) of Subchapter M of the Code; (7) section 817(h) of the Code (8) any other applicable laws and regulations, including without limitation; the CEA, and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have  been granted by the CFTC and/or the NFA to the Adviser (as provided to the Sub-Adviser by the Adviser), or to the Sub-Adviser.)

  (b)           provide Sub-Adviser with any information, date or reports as required by Sub-Adviser to fulfil its duties and obligations to the Adviser and Trust pursuant to the Sub-Advisory Agreement, in addition to any further specific deliverables set out herein.

  (c)           will comply with any instructions, whether written or verbal, from the Sub-Adviser in connection with performance of its services under this Agreement.

  (d)           is responsible, in connection with its responsibilities under this Section 2, for decisions to buy and sell securities and other investments for a Fund, for broker-dealer and futures commission merchant selection, and for negotiation of commission rates.  To the extent applicable, BBUSA’s primary consideration in effecting a security or other transaction will be to obtain the best execution for a Fund, taking into account the factors specified in the Prospectus and SAI, as they may be amended or supplemented from time to time and furnished to BBUSA by Sub-Adviser.  Subject to such policies as the Board may determine and consistent with the Exchange Act, BBUSA shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer, acting as agent, for effecting a Fund transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if BBUSA determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or BBUSA’s (or its affiliates’) overall responsibilities with respect to the Fund and to its other clients as to which it exercises investment discretion.  To the extent consistent with these standards, and in accordance with Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Investment Company Act and applicable Trust procedures, BBUSA is further authorized to place orders on behalf of a Fund through any of its affiliates that are brokers or dealers or futures commission merchants or such other entities which provide similar services in foreign countries, or through such brokers and dealers that also provide research or statistical research and material, or other services to a Fund, Sub-Adviser or BBUSA.  Such allocation shall be in such amounts and proportions as the BBUSA shall determine consistent with the above standards. BBUSA shall not direct brokerage to any broker-dealer in recognition of, or otherwise take into account in making brokerage allocation decisions, sales of shares of a Fund or of any other investment vehicle by that broker-dealer.

  (e)           will maintain and preserve such records related to a Fund’s transactions as required under the Investment Company Act and the Advisers Act.  BBUSA will make available to Sub-Adviser promptly upon request, any investment records and ledgers maintained by BBUSA, as required to assist the Sub-Adviser in complying with any similar obligations to the Trust and the Adviser, or applicable regulatory authorities. Further, BBUSA will furnish to regulatory authorities having the requisite authority any information or reports specifically related to the Fund in connection with its services which may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

  (f)            upon request, will provide any assistance required by the Sub-Adviser in connection with Sub-Adviser reporting to the Board on the investment program for the Fund(s) and the issuers and securities represented in the Fund(s).

  (g)           will adopt a written Code of Ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act. BBUSA shall permit such access as required by the Adviser or Trust to its records to enable Sub-Adviser to comply with its corresponding obligations under the Sub-Adviser Agreement.

  (h)           will be responsible for meeting BBUSA’s regulatory obligations, including the preparation and filing of any reports as required by law or regulation.

  (i)            will not permit any employee of BBUSA to have any material involvement with the management of a Fund if such employee, to the best of BBUSA’s knowledge, has:

i.       been, within the last ten (10) years, convicted of or acknowledged commission of any felony or misdemeanor (a) involving the purchase or sale of any security, (b) involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, (c) involving sections 1341, 1342 or 1343 of Title 18 of the U.S. Code, or (d) arising out of such person’s conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the CEA, or as an affiliated person, salesman, or employee or officer or director of any investment company, bank, insurance company, or entity or person required to be registered under the CEA;

ii.      been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction, from acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the CEA, or as an affiliated person, salesman or employee of any investment company, bank, insurance company, or entity or person required to be registered under the CEA, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

  (j)            will not disclose or use any records or information obtained pursuant to this Agreement (excluding investment research and investment advice) in any manner whatsoever except as permitted pursuant to the terms of the Sub-Advisory Agreement.

  (k)           will provide any assistance as required by the Sub-Adviser in connection with the Sub-Adviser complying with its obligations to assist the Trust and the Trust’s Chief Compliance Officer in complying with Rule 38a-1 under the Investment Company Act, including,  in the event of any relevant regulatory exams, providing notice of any material deficiencies, and providing notice of any material changes to business operations that will likely, in BBUSA’s reasonable determination, adversely affect the services provided by BBUSA under this Agreement.  Specifically, BBUSA represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the Sub-Adviser with access to information regarding BBUSA’s compliance program, which access shall include on-site visits with BBUSA as may be reasonably requested from time to time.

  (l)            will notify the Sub-Adviser promptly in the event that, in the judgment of BBUSA, Fund share transaction activity becomes disruptive to the ability of the Sub-Adviser to effectively manage the assets of a Fund consistent with the Fund’s investment objectives and policies.

  (m)          will provide assistance as may be reasonably requested by the Sub-Adviser in connection with compliance by a Fund with any current or future legal and regulatory requirements related to the services provided by the Sub-Adviser.

  (n)           will, upon reasonable request by the Sub-Adviser assist it in providing relevant trade information or other documentation related to domestic or foreign class action litigation involving securities held or previously held by a Fund. BBUSA will promptly notify the

Sub-Adviser of any notifications, documentation, checks or other items received by it regarding class action litigations involving the Fund.

  (o)           will provide any assistance to the Sub-Adviser as required in respect of any obligations of the Sub-Adviser pursuant to Sub-Advisory Agreement with respect to the annual audit of the Trust’s financial statements.

3.           Expenses.  BBUSA shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of BBUSA’s services under this Agreement.

4.           Compensation.  The services provided by BBUSA under this Agreement are derivative of those performed by Sub-Adviser pursuant to the Sub-Advisory Agreement.  As such, for the services provided and the expenses borne by BBUSA pursuant to this Agreement, the Sub-Adviser will pay to BBUSA such fees, including by way of share of fees received by the Sub-Adviser pursuant to the Sub-Advisory Agreement, as may be agreed between the parties from time to time.

5.           Compliance.  BBUSA agrees that it shall notify Sub-Adviser immediately in the event that the SEC, CFTC, or any banking or other regulatory body has censured BBUSA; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, or ability to serve as an investment adviser; or has commenced proceedings or an investigation that can reasonably be expected to result in any of these actions.

6.           Books and Records.  To the extent required for compliance with Rule 31a-3 under the Investment Company Act, the BBUSA hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Sub-Adviser or the Trust any of such records upon the Sub-Adviser’s or Trust’s request, copies of which may be retained by BBUSA. As applicable, BBUSA further agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act the records required to be maintained by Rule 31a-1 under the Investment Company Act related to each Fund’s portfolio transactions.

7.           Cooperation.  BBUSA agrees to provide any cooperation or assistance required by Sub-Adviser and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance authorities) in connection with any investigation or inquiry relating to the Sub-Advisory Agreement or the Trust.

8.           Responsibility and Control.  Notwithstanding any other provision of this Agreement, it is understood and agreed that the Trust and/or Sub-Adviser has the right to direct, approve or disapprove any action hereunder taken on its behalf by BBUSA, provided, however, that BBUSA shall not be liable for any losses of the Trust resulting from the Trust’s direction, or from the Trust’s disapproval of any action proposed to be taken by BBUSA.

9.           Services Not Exclusive.  It is understood that the services of BBUSA and its employees are not exclusive, and nothing in this Agreement shall prevent BBUSA (or its employees) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Fund(s)) or from engaging in other activities.

10.         Duration.  This Agreement shall become effective as of the date first written above, and shall continue for such period as the Sub-Advisory Agreement is in force. This Agreement will terminate automatically in the event of its assignment by BBUSA and shall not be assignable by the Sub-Adviser without the consent of BBUSA.

11.         Confidentiality.  BBUSA shall treat any confidential information of the Trust or Adviser in the same manner as would be required if BBUSA were a party to the applicable confidentiality provisions set out in the Sub-Advisory Agreement.

12.         Notices.  All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

  (a)      if to the Sub-Adviser, to:

BlueBay Asset Management LLP
77 Grosvenor Street
London, United Kingdom, W1K 3JR
Attn:  Legal Department
Email:  legal@bluebayinvest.com

  (b)      if to BBUSA, to:

BlueBay Asset Management USA LLC
Four Stamford Plaza
107 Elm Street
Suite 512
Stamford, CT 06902,USA
Attn: Compliance Officer
Email: Rlilly@bluebayinvest.com

13.         Miscellaneous.

  (a)           This Agreement shall be governed by the laws of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act, the Advisers Act, or rules or orders of the SEC thereunder.  The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of New York for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

  (b)           The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

  (c)           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.  To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

  (d)           This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

  (e)           No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Agreement. Any amendment of this Agreement shall be subject to the Investment Company Act.

14.           United Kingdom Laws applicable to the Sub-Adviser. BBUSA agrees to perform its functions hereunder in such manner as to enable the Sub-Adviser to comply with Sub-Adviser’s any applicable obligations described under clause 23 of the Sub-Adviser Agreement. Further BBUSA agrees to provide the Sub-Adviser with any such assistance as required by the Sub-Adviser in connection with Sub-Adviser complying with such UK regulatory requirements, including but not limited to any complaints received by the Sub-Adviser in connection with the Sub-Advisory Agreement.

[Remainder of page left intentionally blank, with signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of this 20th day of April, 2015, effective April 27, 2015.

BLUEBAY ASSET MANAGEMENT LLP

By:		/s/ James Brace
	Name:	James Brace
	Title:	General Counsel

BLUEBAY ASSET MANAGEMENT USA LLC

By:		/s/ Thomas Kreuzer
	Name:	Thomas Kreuzer
	Title:	Partner, Portfolio Manager